Exhibit 23.1 Consent of PricewaterhouseCoopers LLP

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (File No. 333-31046, File No. 333-48664, File No. 333-61832, and File No. 333-69718) and Forms S-8 (File No. 333-75351, File No. 333-34999, File No. 333-83225, File No. 333-95569, File No. 333-60148, File No. 333-81856, File No. 333-81854, File No. 333-64144, File No. 333-100138, and File No. 333-101700) of AdvancePCS of our report dated May 9, 2003, except with respect to the matter discussed in Basis of Presentation in Note 2 relating to the adoption of EITF 02-16, as to which the date is June 18, 2003, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

Dallas, Texas

June 30, 2003